Exhibit 10.11.4
AMENDMENT FOUR
TO
THE COCA-COLA COMPANY SUPPLEMENTAL CASH BALANCE PLAN

The Coca-Cola Company Supplemental Cash Balance Plan is amended as follows, effective as provided herein:

1.Effective December 9, 2020, the definition of “Separation from Service” is amended as follows:
“Separation from Service” shall mean that employment with an Employer terminates such that it is reasonably anticipated that no further services will be performed for the Employer or any member of the Company’s Controlled Group, as defined by Section 414 of the Code. Separation from Service shall be interpreted in a manner consistent with Section 409A of the Code and the regulations thereunder.

                THE COCA-COLA COMPANY BENEFITS COMMITTEE

                By: Silvina Kippke

                Date: December 9, 2020